Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Origin Bancorp, Inc.

    We hereby consent to the incorporation by reference in the Registration Statement (No. 333-226115) on Form S-8 of Origin Bancorp, Inc. of our report dated June 28, 2022, with respect to the statements of net assets available for benefits of the Origin Bancorp, Inc. Employee Retirement Plan, as of December 31, 2021 and 2020, and the related statement of changes in net assets available for benefits for the years ended December 31, 2021 and 2020, and the supplemental Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2021, which is included in the December 31, 2021, Annual Report on Form 11-K of the Origin Bancorp, Inc. Employee Retirement Plan.

/s/ FORVIS, LLP
(formerly BKD, LLP)

Little Rock, Arkansas
June 28, 2022